UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-161449	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Legacy at Martin's Point
On April 11, 2012, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Legacy at Martin's Point Buyer”), has entered into a purchase and sale contract to purchase an apartment complex, containing 256 apartment units located on approximately 13.2 acres of land in Lombard, Illinois (“Legacy at Martin's Point”).  On March 22, 2012, KBS-Legacy Apartment Community REIT Venture, LLC (the “Company's Sub-Advisor”), entered into a purchase and sale contract with Avalon Illinois Value III, LLC (the "Avalon Seller") to purchase Legacy at Martin's Point. The Avalon Seller is not affiliated with the Company or its advisors. On April 11, 2012, the Company's Sub-Advisor assigned to the Legacy at Martin's Point Buyer for $200,000, which is the amount of the first deposit under the purchase and sale contract. Subsequent to the assignment, the Company made an additional deposit of $800,000. Pursuant to the purchase and sale contract, the Company would be obligated to purchase Legacy at Martin's Point only after satisfaction of agreed upon closing conditions.
Legacy at Martin's Point is located in the Chicago suburb of Lombard, Illinois and consists of 256 apartment units, encompassing 201,924 rentable square feet. Legacy at Martin's Point was constructed in 1989 and renovated in 2009 and is currently 97% occupied. The purchase price of Legacy at Martin's Point is approximately $35.5 million plus closing costs. The Company intends to fund the purchase of Legacy at Martin's Point with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition without legal excuse, it may forfeit up to $1.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: April 13, 2012	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary